Exhibit 99.1

NEWS RELEASE

PAR PACIFIC HOLDINGS LEADS STRATEGIC EQUITY INVESTMENT IN

LARAMIE ENERGY TO ACQUIRE PICEANCE BASIN ASSETS

Consolidation drives cost savings and creates scale in one of the lowest cost basins in

North America

HOUSTON, December 17, 2015 – Par Pacific Holdings, Inc. (NYSE MKT: PARR) (“Par Pacific” or the “Company”) today announced that Piceance Energy, LLC d/b/a Laramie Energy Company (“Laramie”), has entered into an agreement to acquire certain properties in the Piceance Basin for $157.5 million (subject to customary purchase price adjustments). The assets consist of approximately (i) 89 million cubic feet equivalent per day (“MMcfed”) of existing production during November 2015, (ii) 283 billion cubic feet equivalent (“Bcfe”) of proved developed producing reserves as of November 2015 and (iii) more than 53,000 net operated acres and more than 18,000 net non-operated acres. A significant portion of the operations acquired are directly adjacent to existing Laramie operations with the potential for meaningful cost savings upon consolidation. The transaction is expected to close on or before March 1, 2016, and once complete, Laramie will assume ownership and operatorship of the purchased properties. As part of the acquisition financing detailed below, the Company’s ownership interest in Laramie is expected to increase from 32.4% to 42.3% as a result of its $55 million common equity investment.

“We are pleased to participate and lead this attractive investment with Laramie,” stated William Pate, Par Pacific’s President and Chief Executive Officer. “The Laramie team has an exceptional track record of reducing costs and generating compelling returns in challenging commodity price environments. Laramie is hedging the majority of its existing production through December 2018 to protect cash flows against commodity price declines.”

Building a Leading Piceance Basin Operator

Pro forma for the acquisition, Laramie will have approximately 140 MMcfed of production for the month of November 2015, a deep inventory of drilling locations and a competitive cost structure driving future development and stakeholder returns. Laramie anticipates that its balance sheet will remain strong through a combination of hedges and measured production growth during 2016. Laramie expects to end 2016 with Debt / Adjusted EBITDA below 3.0x based on current strip prices and hedges.

“This acquisition is a transformational opportunity for Laramie Energy and allows us to further demonstrate our proven track record in this basin.” stated Robert Boswell, Laramie Energy’s Chairman and Chief Executive Officer. “We look forward to working with Par Pacific and our other stakeholders as we create value through consolidating these assets over the next 12 months.”

The Piceance Basin represents one of the largest gas resource basins in North America, with ample pipeline capacity to serve the West Coast markets as well as growing exports to Mexico. Improved drilling and completion technologies have driven down finding and development costs and increased ultimate gas recoveries which Laramie believes makes the Piceance Basin one of the more attractive basins in North America from an investment point of view. This resource basin currently produces gas both from the Mesaverde tight gas sand formation developed vertically and from the Mancos shale formation which is being developed both vertically and horizontally with little or no exploration risk based on historical results.

Acquisition Highlights

•	Approximately 5,000 drilling locations across the acquired acreage.

•	Approximately 53,000 net operated acres, 18,000 net non-operated acres, including 19,600 fee owned surface acres and 21,850 fee owned mineral acres.

•	Over 90% of operated acreage is held by production.

•	Approximately 195 miles of gas gathering lines with 21,000 horsepower of owned compressors.

•	Approximately 450,000 Bbls of water storage with over 84 miles of water lines and 9 salt water disposal wells.

•	Estimated proved reserves of 541Bcfe, proved and probable (2P) reserves of 1.2 trillion cubic feet equivalent (Tcfe) and proved, probable and possible (3P) reserves of 5.0 Tcfe each as of November 2015.

•	Estimated five year average annual cash flow of $24 million based on existing production and forward NYMEX Henry Hub strip prices as of December 9, 2015.

•	Attractive single well economics similar to the existing Laramie drilling inventory.

Funding Details

Laramie has commitments to fund the transaction with $57.5 million of borrowings under its amended reserve based revolver, $30 million of preferred equity issued to a major financial institution, and $70 million of common equity investment including $55 million from Par Pacific.

About Par Pacific Holdings

Par Pacific Holdings, Inc., headquartered in Houston, Texas, is a growth-oriented company that manages and maintains interests in energy related assets. Par Pacific, through its subsidiaries, owns and operates a 94 million barrel per day (Mbpd) capacity refinery with related logistics and retail network in Hawaii. Par Pacific also transports, markets and distributes crude oil from Western U.S. to refining hubs in the Midwest, Gulf Coast, and East Coast in addition to Hawaii. Also, Par Pacific owns an equity investment in Laramie Energy Company, which has natural gas production and reserves located in the Piceance Basin of Colorado.

Forward-Looking Statements

This news release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, including statements regarding anticipated cost savings and estimated investment returns, the anticipated closing date of the Transaction and related funding commitments, anticipated pro forma results and financial impacts, and anticipated results of operations, including exploration risks and pipeline capacity, in the Piceance Basin. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. In addition, Par Pacific discloses proved, probable and possible reserves in this news release. Estimates of probable and possible reserves are by their nature more speculative than estimates of proved reserves and are subject to greater uncertainties, and accordingly the likelihood of recovering those reserves is subject to substantially greater risk. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise except as required by law. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:

Christine Thorp

Director, Investor Relations & Public Affairs

(832) 916-3396

cthorp@parpacific.com